VGrab Communications Inc. 820-1130 West Pender St Vancouver, BC V6E 4A4

OTCQB: VGRBF

News Release

VGRAB ANNOUNCES SIGNING COOPERATION AGREEMENT FOR THE DEVELOPMENT OF THE HERITAGE DUESENBERG BRAND

VANCOUVER, BRITISH COLUMBIA - (July 2, 2018) VGrab Communications Inc. (OTCQB: VGRBF) (the “Company” or “VGrab”) an OTC-listed company, announced today that on June 25, 2018, the Company’s wholly-owned subsidiary, Vgrab International Ltd. (“VIL”), entered into a cooperation agreement on a profit-sharing basis (the “Agreement”) with Hampshire Motor Group (China) Ltd. (“HMGC”), an entity controlled by a major shareholder of Vgrab, for the development and marketing of Duesenberg brand (the “Brand”) licensed to HMGC by the original trademark owner, including, but not limited to, joint marketing, advertising and the use of the Brand for all worldwide marketing, promotions and investment for Duesenberg line of products. The term of the Agreement is 10 years, with an option to extend the Contract for an additional 10-year period.

Based on the Agreement, the Company will be entitled to a percentage of revenue generated from the sales of any new products developed by VIL or jointly with HMGC, which percentage will be determined as follows: (i) 94% from revenue of up to $100,000, and (ii) 95% from revenue of over and above $100,000. In addition, the Company will also be entitled to a percentage of revenue generated from the sales of the products developed by HMGC prior to the entry into the Agreement based on the following schedule: (i) 20% from revenue of up to $100,000, (ii) 15% from revenue of up to $500,000, (iii) 10% from revenue of up to $1,000,000, and (iv) 5% from revenue of over and above $1,000,000.

Duesenberg is a 105-year-old well-known American brand in the automotive industry, which in recent years started expanding into several other industries, including food & beverage, real estate, apparel, and luxury products. The Agreement allows VIL to advertise, promote, market and provide “SMART” System integration for the Brand globally.

VIL will spearhead the first lifestyle launch of Duesenberg’s newly-developed sub-brand, Duesey, in the food & beverage retailing market, more specifically Duesey Coffee. As VIL’s management team has strong network contacts and understanding of China market, the launch of Duesey Coffee lifestyle business will be initially introduced in China, with subsequent penetration of worldwide markets. The Duesey Coffee will use a business model similar to the models used by Starbucks and Costa Coffee. Coffee consumption in China has nearly tripled in the past four years, with coffee imports growing 16 percent a year compared to about 2 percent in the United States, according to the International Coffee Organization and the U.S. Department of Agriculture.

Recent news article issued on June 14, 2018, by Chinese Daily (source from panddaily.com) reported that a newly founded retail coffee chain in China was expected to have closed its Series A round at $200 to 300 million with a valuation exceeding $1 billion. VGrab expects to tap into consumer revenue from the world’s second largest and fastest growing consumer base.

VGrab will provide the integrated hardware and software online smart system for Duesey Coffee on the Point of Sales system products, raw materials data, customer data, loyalty and reward programmes, as well as E-Payments system (similar to E-Wallet, WeChat Pay, AliPay, QR Wallet, etc.) Within the online integrated smart system, VGrab will promote the Duesey Coffee products via the mobile phones through its VGrab applications, as well as social media and online cross advertising promotions. VGrab will also extensively use the vending machines for rapid expansion and growth as part of the marketing strategy platform.

For more information and the latest news updates, please refer to VGrab’s corporate website at www.vgrab.com and www.vgrabinvestors.com.

On behalf of the Board of Directors,

Lim, Hun Beng, President

CONTACT INFORMATION

VGrab Communications Inc.

604-648-0510

Forward-Looking Statements

Information set forth in this news release contains forward-looking statements that are based on assumptions as of the date of this news release. These statements reflect management's current estimates, beliefs, intentions and expectations. They are not guarantees of future performance. The Company cautions that all forward-looking statements are inherently uncertain and that actual performance may be affected by a number of material factors, many of which are beyond the Company's control. Such factors include, among other things: risks and uncertainties relating to the Company's limited operating history; the need to comply with governmental regulations. Accordingly, actual and future events, conditions and results may differ materially from the estimates, beliefs, intentions and expectations expressed or implied in the forward-looking information. Except as required under applicable securities legislation, the Company undertakes no obligation to publicly update or revise forward-looking information.